Exhibit 8.1

Loeb & Loeb LLP
10100 Santa Monica Blvd.
Suite 2200	Main	310.282.2000
Los Angeles, CA 90067	Fax	310.282.2200

November 21, 2022

Health Sciences Acquisitions Corporation 2
c/o RTW Investments, LP
40 10th Avenue, Floor 7
New York, New York 10014
Attn: Legal Department

Re:	Registration Statement of Health Sciences Acquisitions Corporation 2

Ladies and Gentlemen:

We have acted as United States counsel to Health Sciences Acquisitions Corporation 2, a Cayman Islands exempted company, (“HSAC2”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, dated as of July 4, 2022 (as amended, the “Merger Agreement”), by and among HSAC2, HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of HSAC2 (“Merger Sub”), and Orchestra BioMed, Inc., a Delaware corporation (“Orchestra”). Pursuant to the terms of the Merger Agreement, a business combination between HSAC2 and Orchestra (the “Business Combination”) will occur in two steps. First, before the closing of the Business Combination (the “Closing”), HSAC2 will deregister in the Cayman Islands in accordance with the Cayman Islands Companies Act (As Revised) and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Second, at the Closing, Merger Sub will merge with and into Orchestra, with Orchestra surviving such merger as the surviving entity (the “Merger”).

The Domestication, the Business Combination and certain other related transactions are described in the Registration Statement of HSAC2 on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed on August 8, 2022 (Registration Number 333-266660) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Health Sciences Acquisitions Corporation 2
November 21, 2022

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders of HSAC2 Ordinary Shares.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP